Exhibit 2.5

                                 PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned, Goldtree Publishing, Inc. [the "Maker"] promises to pay to the order of Metro Global Media, Inc., a Delaware corporation with an office at 1060 Park Avenue, Cranston, Rhode Island 02910 [the "Holder"] the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), without interest, as follows: (i) One Million Dollars ($1,000,000) on or before May 31, 2000; and (ii) the sum of One Million Five Hundred Thousand Dollars ($1,500,000) on or before August 31, 2000.

     This Note may be prepaid at any time, at the option of Maker, without penalty or additional fee to Holder.

     Payment of this Note shall be made at 1060 Park Avenue, Cranston, Rhode Island 02910, or at such other address as Holder may hereafter designate in writing.

     This Note and all sums payable hereunder may be declared immediately due and payable, at the option of the Holder, upon the happening of any of the following events:

     (a) Non-payment when due of any sum payable hereunder, provided that holder shall give Maker ten (10) days written notice of such default and an opportunity to cure same during said period. Any sum remaining unpaid after any uncured default shall accrue interest from the date of this Note at the rate of twelve percent (12%) per annum until such time as the balance is paid in full. Any assessment and/or collection of interest hereunder shall in no way impair the Holder's right to pursue any other remedy on default; or

     (b) The appointment of a receiver or similar officer for the Maker or for any property of the Maker (unless such receiver was appointed on the application of Holder), which receiver remains undischarged for a period of at least thirty (30) days; or

     (c) The filing of a petition in bankruptcy, the commencement of any proceeding under any bankruptcy or debtor's law (or similar law analogous in purpose or effect) for the relief, reorganization, recomposition, extension, arrangement or readjustment of any of the obligations by or against the Maker (unless such petition was filed by Holder).

     This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance of this Note at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is at any time required or obligated to pay on the principal balance of the Note at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate, and interest payable hereunder shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

     The Holder's waiver of any default in payment by the Maker shall not constitute a waiver of any other default of the Maker.

     In the event of any uncured default under the terms of this Note, the Maker, and all others who may become liable for all or any part of the obligations evidenced and secured hereby, agree to pay all costs and reasonable attorney fees for the collection of any unpaid balance hereof.

     Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

     This Note shall be governed by and construed in accordance with the laws of the State of New York, regardless of any conflict of laws considerations.

Dated: September 29, 1999

                                    GOLDTREE PUBLISHING, INC.


                                    By: ________________________________

STATE OF NEW YORK
COUNTY OF NEW YORK

     On the 29th day of September, in the year 1999, before me personally came Robert Maiello, to me known, who being by me duly sworn, did depose and say that he is resides at 46 Polly Way, Middletown, NJ 07748; that he is the President of Goldtree Publishing, Inc., the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

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                                          NOTARY PUBLIC

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